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                                                                    Exhibit 99.1

         SUNDANCE HOMES, INC. SIGNS A LETTER OF INTENT TO SELL ASSETS
              RELATED TO ITS SUBURBAN OPERATIONS TO CENTEX HOMES


     Schaumburg, Ill. -- February 25, 1999 -- Sundance Homes, Inc. (NASDAQ:
SUNH) announced today that it has executed a letter of intent for the sale of substantially all of the assets related to its suburban operations to Centex Homes, the home building subsidiary of Centex Corporation ("Centex"). Upon completion of the sale, Sundance will focus on its Chicago Urban Properties division which develops properties near the downtown area of Chicago.

     The sale of the suburban operating assets will allow Sundance to substantially reduce its outstanding bank debt. Terms of the letter of intent were not disclosed. Pending satisfactory completion of due diligence and other conditions, the transaction is expected to be completed during the second calendar quarter of 1999.

     Sundance Homes is a builder of single family homes in the Chicago metropolitan area and condominiums in the Chicago urban market. Since 1983, the Company has closed sales of approximately 6,100 homes and completed development of 28 communities. Sundance currently has 23 communities in various stages of planning and development and controls land sufficient for the construction of approximately 2,000 additional housing units.

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